October 18, 2011

Dear Stockholders:

I would like to update you on the recent developments of Cornerstone Healthcare Plus REIT, Inc. and the status of your investment.

As you may recall, the Company began to explore strategic alternatives earlier this year. Our last communication, dated August 4, 2011, announced several significant changes. Here is a brief summary of the changes previously announced:

•	The offering of shares was suspended on April 29th.

•	The Omnibus Agreement was executed July 29th completing a critical step in the pursuit of strategic alternatives.

•	The Key Bank line of credit was successfully modified.

•	Effective July 1st, the dividend was changed to an annualized rate of 2.5%, payable on a quarterly basis.

Since our last communication, Robert A. Stanger & Co., Inc, our financial advisor, along with our management team, has pursued, investigated and presented several strategic alternatives to the Company’s Board of Directors. The Board has actively participated in assessing and evaluating these alternatives during a series of nine meetings throughout August, September and October.  One alternative was actively pursued, but ultimately rejected as not being in the best interest of shareholders.

With the advice and assistance of our financial advisor, the Board has concluded that the Company is well positioned as an investment program with a continued focus on healthcare real estate, and the Board has identified strategies in its evaluation process that it believes will enhance this position.  Accordingly, the Board has concluded to suspend the evaluation of other strategies while implementing operating changes designed to increase portfolio cash flow and increase shareholder value.  The Company will focus on portfolio performance, identifying investment opportunities, implementing operational efficiencies and the potential for growth in the future.  This decision reflects the confidence of the Board in the Company’s management team, including John Mark Ramsey and Sharon Kaiser, who have been instrumental in creating and preserving portfolio value.

Cornerstone Healthcare Plus REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com

Strategic Considerations

The Board of Directors’ decision was based primarily upon the factors summarized below and others considered in its review of strategic alternatives.

•
Healthcare market trends. Market indicators for healthcare, and in particular assisted living services, are positive due to the needs-based element of these services, favorable demographic trends and the lack of new construction over the last several years. These factors suggest a continued positive environment for investment strategies focused on healthcare real estate.

•
Value of the Company’s investment portfolio. In connection with its evaluation of strategic alternatives and other matters, the Board engaged an independent MAI appraiser experienced in the appraisal of healthcare assets.  The process is almost complete and the Board is pleased to report that the initial indications of value suggest strong gains in the market valye of the Company’s investments.  The market value of the Company’s real estate investments is a primary driver of the total value our shareholders will realize on their investment.  Not only are the valuations a strong indication of the performance of the investments the Company has made, but they are also indicative of the quality of relationships established with its operating partners.  The Board believes that the continued strong performance of the underlying investments is due in substantial part to the careful identification, selection and negotiation process undertaken by the Company and its management team in acquiring and managing these assets.  We look forward to sharing specifics with you regarding the conclusions drawn from this appraisal process.

•
Cash Flow Review.  We have commenced a careful review of the Company’s current cash flow to identify strategies to increase cash flow available for distribution. Two such strategies are refinancing existing debt and deploying available capital into new investments. The current financing environment presents the Company with the opportunity to transition our existing debt to fixed rate financing at historically attractive financing terms.  The appreciation in the value of our portfolio also provides the opportunity to generate excess loan proceeds while maintaining our conservative loan-to-value ratios. Excess loan proceeds, along with currently un-invested cash, can be used to acquire additional real estate investments.  Finally, the Company is evaluating other cost reduction measures that could increase distributable cash flow.

Cornerstone Healthcare Plus REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com

Dividends

We continue to characterize our financial condition as strong, with a June 30, 2011 cash balance of approximately $30 million which remained stable during the third quarter. With respect to the Company’s operations, we are pleased to report the senior housing and health care real estate portfolio has continued to perform well and is generally exceeding our original expectations.

Our goal is to increase dividends, while recognizing that  it is important for the Company to maintain a conservative approach in  implementing this goal. As noted previously, we have not deployed all of our capital into real estate assets, and the portion that remains un-invested earns only nominal interest compared to the current dividend rate of 2.5%.  Although we are maintaining the current dividend rate, the increase in operating cash flow expected to result from implementation of the initiatives discussed above will be a key factor considered by the Board when setting distribution rates in the coming quarters.

Conclusion

We expect to provide you with additional details in the coming months as progress is made in implementing strategies outlined above.

We respectfully request your support as we move towards the successful implementation of strategic initiatives that maximize stockholder value.

Sincerely,

William A. Bloomer
Chairman of the Board of Directors

Cornerstone Healthcare Plus REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614
Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com